EXHIBIT 10.4

PROMISSORY NOTE

$175,000.00	Dallas, Texas	May 9, 2013

FOR VALUE RECEIVED, Nitro Petroleum, Incorporated, a Nevada corporation, the mailing address of which is 624 W. Independence, Suite 101, Shawnee, OK 74804 (the "Borrower") promises to pay in lawful money of the United States of America to the order of Core Resources Management, Inc, a Texas corporation, the mailing address of which is Attn: W. Brown Glen, 12720 Hillcrest, Suite 750, Dallas, TX 75230 (the "Lender"), or at such other place as the Lender or any subsequent holder hereof may designate in writing, the principal sum of One Hundred Seventy Five Thousand Dollars ($175,000.00), plus interest at the rate of nine percent (9%) per annum. The Borrower shall pay interest semiannually on September 30 and March 31 of each year commencing September 30, 2013. Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date hereof. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a Business Day, payment shall be made on the next succeeding Business Day, and no additional interest shall accrue in respect of such payment by virtue of the payment being made on such later date. The full balance of principal together with any accrued and unpaid interest shall be due and payable on June 30, 2016 (the "Maturity Date"), subject to rights of conversion granted to Lender as hereinafter described.

Nothing herein contained shall be so construed or operate as to require Borrower to pay interest on this Note, or any other liability or debt now existing or hereafter to exist hereunder at a rate greater than that allowed by applicable law. If, from any circumstances whatsoever, interest would otherwise be payable to the Lender at a rate in excess of that permitted under applicable law, then the interest payable to Lender shall be reduced to the maximum amount permitted under applicable law, and if from any circumstance the Lender shall ever receive anything of value deemed interest by applicable law which would exceed interest at the highest lawful rate, an amount equal to any such excessive interest shall be applied to the reduction of the principal amount hereunder and not to the payment of interest on this Note, or if such excessive interest exceeds the unpaid balance of principal of this Note, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of principal of this Note so that the rate of interest thereon is uniform throughout the term thereof. This Paragraph shall control all agreements between the Borrower and the Lender.

Any payment or combination of payments of accrued interest may be deferred, at the sole discretion of Lender, and added to the principal balance of this Note. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

Promissory Note

Borrower and all endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, diligence in collecting grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice of the Lender except as otherwise provided herein.

If this Note shall be collected by legal proceedings or through a probate or bankruptcy court, or shall be placed in the hands of any attorney for collection after maturity, Borrower agrees to pay all collection costs and fees, including court costs plus reasonable attorneys' fees.

At any time, on or prior to the maturity date of this Note, the Lender shall have the right, at its sole option, on a one-time basis to convert each 55 cents of principal amount of this Note into one share of common stock of Nitro Petroleum, Incorporated (i.e., a "Conversion Price of $.55 per share), by providing notice (the "Conversion Notice") to the Borrower of its intent to do so in the form of such notice attached hereto as Exhibit A. No fractional shares will be issued upon any such conversion, but an adjustment and payment in cash will be made in respect of any fraction of a share which would otherwise be issuable upon the exercise of this conversion privilege.

All agreements of the Borrower and the Lender in this Note shall bind their successors.

This Note shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of said State without regard to the body of law controlling conflicts of law.

This Note may not be terminated orally but only by a discharge in writing signed by the Lender of this Note at the time such discharge is sought.

BORROWER:
Nitro Petroleum, Incorporated

ATTEST:

Promissory Note